Exhibit 99.1

Financial Pacific

Holdings, LLC and

Subsidiaries

Consolidated Financial Statements as of and for the Year Ended December 31, 2012, and Independent Auditors’ Report

FINANCIAL PACIFIC HOLDINGS, LLC AND SUBSIDIARIES

TABLE OF CONTENTS

                                          Page

INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED

DECEMBER 31, 2012:

Balance Sheet	2

Comprehensive Income	3

Statements of Members’ Equity	4

Statements of Cash Flows	5-6

Notes to Consolidated Financial Statements	7–20

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members of
Financial Pacific Holdings, LLC
Federal Way, Washington

We have audited the accompanying consolidated financial statements of Financial Pacific Holdings, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of comprehensive income, members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Pacific Holdings, LLC and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Seattle, WA
April 12, 2013

FINANCIAL PACIFIC HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2012

(Dollars in thousands, except par value)

ASSETS

CASH	$2,163

RESTRICTED CASH AND CASH EQUIVALENTS	7,598

NET INVESTMENT IN DIRECT FINANCING LEASES AND LOANS — Less allowance for credit losses of $12,455	250,080

INTANGIBLE ASSETS — Net	9,807

OTHER ASSETS	9,527

TOTAL	$279,175

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Revolving and term debt	$210,973
Deferred income taxes	1,489
Accounts payable and accrued expenses	6,958

Total liabilities	219,420

COMMITMENTS (Note 4)

MEMBERS’ EQUITY:
Common units — no par value
Incentive units — no par value
Preferred units — $573 par value	25,084
Additional paid-in capital	1,659
Retained earnings	33,012

Total members’ equity	59,755

TOTAL	$279,175

See notes to consolidated financial statements.

FINANCIAL PACIFIC HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands)

INCOME:
Interest and fee income	$58,210
Interest expense	7,401

Net interest and fee income	50,809

Provision for credit losses	7,291

Net interest and fee income after provision for credit losses	43,518

Other income	4,132

Total income	47,650

OTHER EXPENSES:
Salaries and benefits	7,527
General and administrative	5,812
Related party transactions	1,556
Financing-related costs	498
Amortization of intangible assets	708

Total other expenses	16,101

INCOME BEFORE INCOME TAX PROVISION	31,549

INCOME TAX PROVISION	12,192

NET INCOME	19,357

OTHER COMPREHENSIVE INCOME

COMPREHENSIVE INCOME	$19,357

See notes to consolidated financial statements.

FINANCIAL PACIFIC HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012

(In thousands)

	Preferred Units		Common Units		Incentive Units
	Units	Amount	Units	Amount	Units	Amount	Additional Paid-In Capital	Retained Earnings	Total Members’ Equity

BALANCE — January 1, 2012	44	$41,113	4,379	$—	335	$—	$886	$21,826	$63,825

Issuance of 193 incentive units					193

Equity-based compensation expense							773		773

Dividends paid		(16,029)						(8,171)	(24,200)

Net income								19,357	19,357

BALANCE — December 31, 2012	44	$25,084	4,379	$—	528	$—	$1,659	$33,012	$59,755

See notes to consolidated financial statements.

FINANCIAL PACIFIC HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	295
Amortization of debt issuance costs	1,138
Amortization of intangible assets	708
Initial direct costs capitalized	(12,362)
Amortization of initial direct costs	8,097
Provision for credit losses	7,291
Deferred income taxes	964
Gain on sale of leases and loans	(993)
Equity-based compensation	773
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(980)
Other assets	(803)

Net cash provided by operating activities	23,485

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment for lease contracts	(128,986)
Monthly principal payments received	105,579
Acquisition of Leasing
Restricted cash and cash equivalents	4,662
Residual and termination receipts	9,503
Proceeds from sale of leases	8,433
Lease security deposits	22
Purchase of furniture, equipment, and leasehold improvements	(470)

Net cash used in investing activities	(1,257)

(Continued)

FINANCIAL PACIFIC HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes to banks	165,121
Principal payments on notes to banks	(159,990)
Dividends paid	(24,200)
Capitalized debt issuance costs	(1,866)

Net cash used in financing activities	(20,935)

NET INCREASE IN CASH	1,293

CASH:
Beginning of year	870

End of year	$2,163

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$7,572

Cash paid for income taxes	$13,288

See notes to consolidated financial statements.

(Concluded)

FINANCIAL PACIFIC HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2012

1.	THE COMPANY

Financial Pacific Holdings, LLC and subsidiaries (the “Company”) was formed on September 24, 2010 (the “Inception Date”), and capitalized by issuing 43,790 preferred units at $1,000 per unit. The Company purchased 100% of the 1,000 shares of issued and outstanding common stock of Financial Pacific Holding Corp. (“Holdings”) for $43.8 million. Holdings used those proceeds to acquire 100% of the membership interests of Financial Pacific Leasing, LLC (“Leasing”) and its wholly owned subsidiaries, Financial Pacific Funding, LLC (“Funding”); Financial Pacific Funding II, LLC (“Funding II”); Financial Pacific Funding III, LLC (“Funding III”); and Financial Pacific Reinsurance Company, Ltd. (FPRC) as of the close of business on October 12, 2010, for $42.3 million, pursuant to the Equity Purchase Agreement (the “Purchase Agreement”).

In May 2012, Leasing established FPC Leasing Corp. (“FPCL”), a wholly owned Canadian leasing subsidiary. The Company, through its wholly owned subsidiaries, Holdings, Leasing, Funding, Funding III, FPCL, and FPRC, is in the equipment leasing business, operating throughout the United States and Canada with a concentration of business in the western United States (California 16%, Washington 4%, Texas 8%, Oregon 2%, and Arizona 2%), and originating leases through its brokers, lessors, and direct marketing programs. The Company leases a wide range of equipment, including vehicles (26%); construction (8%); restaurant (6%); medical equipment (11%); auto repair and service (4%); and computer systems (6%), to businesses that typically have been in operation for more than two years. The leases, typically with terms up to five years, are on equipment with unit values generally ranging between $5,000 and $60,000, with an average value of $25,000.

The consolidated financial statements include Financial Pacific Holdings, LLC and its wholly owned subsidiaries, Holdings, Leasing, Funding, Funding III, FPCL, and FPRC. Funding and Funding III are wholly owned, bankruptcy-remote subsidiaries of Leasing. FPRC is an offshore-based, wholly owned subsidiary of Leasing. Funding II is no longer active. All intercompany transactions have been eliminated in consolidation. The consolidated operating results of the Company are for the year ended December 31, 2012.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States of America requires management to make estimates and assumptions in determining the amounts reported in the financial statements and related notes. Actual results could differ from those estimates. Significant estimates include the allowance and provision for credit losses, repossessed equipment, equity-based compensation expense, and other tax accruals, and intangibles.

Lease and Loan Financing and Revenue Recognition — The Company, at lease and loan inception, records the minimum future lease and loan payments receivable, estimated residual value of the leased equipment, and unearned lease and loan income. Initial direct costs related to lease and loan origination are deferred as part of the investment in direct financing leases and loans and amortized over their term using the effective interest method. Amortization of initial direct costs related to lease and loan origination is charged against interest and fee income in the consolidated statements of comprehensive income. Unearned lease and loan income is amortized over their related term using the effective interest method. Recognition of unearned lease and loan income as revenue is suspended when a contract becomes 91 days delinquent.

In conjunction with the acquisition of Leasing, the difference in the cash flows expected to be collected over the initial allocation of fair value to the acquired leases and loans is referred to as the accretable yield and is accreted into interest and fee income in the consolidated statements of comprehensive income over their related term based on the effective interest method. The difference between the contractual minimum lease and loan payments and the expected cash flows to be received is identified as nonaccretable difference. Any improvement in the expected future cash flows will be reclassified as accretable yield and recognized as income over the remaining term of the leases and loans acquired.

Residual values on leases are established at the time equipment is leased based upon an estimate of the value of the leased equipment (generally less than 10% of equipment cost) when the Company expects to dispose of the equipment, typically at the termination of the lease. Lease security deposits are recorded as a liability for settlement at the end of the lease or in the event of delinquency.

Nonperforming leases and loans included in net investment in direct financing leases and loans in the consolidated balance sheets represent receivables and related accounts for leases and loans for which payment is generally greater than 90 days delinquent.

Modifications to leases are accounted for in accordance with Topic 840, Leasing, of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). Modifications resulting in renegotiated leases may include reductions in payment and extensions in term. However, such renegotiated leases are not generally granted concessions regarding implicit rates or reductions in total amounts due.

Modifications may be granted on an as-needed basis in situations that indicate the lessee is experiencing a temporary, timing issue and has a high likelihood of success with a revised payment plan. After a modification, a lease’s accrual status is based on compliance with the modified terms.

Insurance Income — The Company reinsures equipment under certain of its lease and loan agreements through its insurance captive, FPRC. FPRC is a Turks and Caicos domiciled insurance company. FPRC reinsures, at 80% on a quota-share basis, insurance policies underwritten by Assurant Solutions that provide coverage on equipment leased by certain of the Company’s lessees. Insurance premium income is recognized on an accrual basis as earned over the term of the lease and included in other income in the consolidated statements of comprehensive income. Premium income relating to past due insurance payments are reversed from premium income at the time when insurance payments are 91 days past due. Ceding commissions, losses, and loss adjustment expenses are recorded in the period incurred and are included in general and administrative expenses in the consolidated statements of comprehensive income.

Allowance for Credit Losses — The Company maintains an allowance for credit losses at an amount sufficient to absorb losses inherent in its existing lease and loan portfolios as of the reporting dates based on the projection of probable net credit losses. Management evaluates the portfolios on a pooled basis due to their composition of small balance; homogenous accounts with similar general credit risk characteristics; and diversified among a large cross-section of variables including industry, geography, equipment type, obligor, and vendor. The Company’s allowance method is adjusted based upon changes in the inherent credit risk of the lease and loan assets in its portfolio.

The Company considers both quantitative and qualitative factors in determining the allowance for credit losses. Quantitative factors considered include a migration analysis, historic delinquencies and charge-offs, historic bankruptcies, historic performance of restructured accounts, and a static pool analysis of historic recoveries. A migration analysis is a technique used to estimate the likelihood that an account will progress through the various delinquency states and ultimately be charged off. Qualitative factors that may result in further adjustments to the quantitative analysis include items such as forecasting uncertainties, changes in the composition of the Company’s lease and loan portfolios, economic conditions, and trends or business practices at the reporting date that are different from the periods used in the quantitative analysis.

The various factors used in the analysis are reviewed periodically, and no less frequently than quarterly. The Company then establishes an allowance for credit losses for the projected probable net credit losses based on this analysis. A provision is charged against earnings to maintain the allowance for credit losses at an appropriate level. The Company’s policy is to charge-off against the allowance the estimated unrecoverable portion of the accounts no later than the month they become 181 days delinquent.

The Company’s projections of probable net credit losses are inherently uncertain, and as a result, the Company cannot predict with certainty the amount of such losses. Changes in economic conditions, the risk characteristics and composition of the portfolio, bankruptcy laws, and other factors could affect the actual and projected net credit losses and the related allowance for credit losses. To the extent the Company adds new leases and loans to its portfolios or to the degree credit quality is less than expected, the Company records expense to increase the allowance for credit losses to reflect the estimated net losses inherent in its portfolios. Actual losses may vary from current estimates.

Repossessed Equipment — The Company may repossess leased equipment and other collateral when the lessee or borrower defaults on lease or loan payments. The collateral is recorded at the lower of carrying value or fair value. Repossessed equipment as of December 31, 2012, totaled $457,855 and is included in other assets in the consolidated balance sheet.

Derivative Financial Instruments — The Company records the fair value of all derivative financial instruments, which are interest rate caps and collars, as either assets or liabilities in the consolidated balance sheets. Changes during a period in the fair value of a derivative instrument are included in earnings for the period. The Company records the fair value of these instruments in the consolidated balance sheets under the heading of other assets or accounts payable and accrued expenses, and changes in the fair value are recorded in financing-related costs in the consolidated statement of comprehensive income.

Income Taxes — The FASB ASC Topic 740, Income Taxes, requires the use of the asset and liability method under which deferred taxes are determined based on the estimated future tax effects of differences between the financial statements and tax bases of assets and liabilities, given the provisions of the enacted tax laws. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities, and any necessary valuation allowance recorded against net deferred tax assets. The process involves summarizing temporary differences resulting from the different treatment of items. These differences result in deferred tax assets and liabilities that are included within the consolidated balance sheet. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. In the event the Company determines that the deferred tax assets will more likely not be realized in the future, a valuation allowance must be established. To the extent that a valuation allowance is established in a period, an expense must be recorded within the tax provision in the consolidated statement of comprehensive income.

The accounting for uncertainty in income taxes requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured for financial statement purposes and the tax position taken or expected to be taken on the tax return. To the extent that the Company’s assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax-related interest and penalties as a component of income tax expense.

Restricted Cash and Cash Equivalents — The Company considers all highly liquid instruments with original maturities at date of acquisition of three months or less to be cash equivalents. Cash equivalents are recorded at cost which approximates fair value. Restricted cash and cash equivalents consist primarily of payments collected by Leasing, as servicer for Funding III, from direct financing leases and loans that are pledged as collateral to Funding III’s borrowings discussed in Note 5. These restricted cash and cash equivalents are disbursed monthly to (i) pay interest and fees on the credit lines, including a servicer fee to Leasing; (ii) fund additional financing leases; and (iii) repay advances, if required. Excess amounts, if any, are remitted to Leasing for general company use and are included in cash.

Intangible Assets — Intangible assets include broker relationships, trade names and trademarks, and developed technology. The carrying value of these intangible assets was identified at the time of the acquisition of Leasing. The intangible asset associated with broker relationships is attributable to noncontractual long-term relationships Leasing has established over the years with its brokers. This intangible asset is amortized on a straight-line basis over an estimated useful life of 12 years. The intangible asset associated with trade names and trademarks is deemed to have an indefinite life and, therefore, is not amortized and is evaluated for impairment at least on an annual basis. The intangible asset associated with developed technology relates to Leasing’s proprietary credit modeling and scoring software, and it is amortized on a straight-line basis over three years. In reviewing for impairment, the Company compares the carrying value of such assets to the estimated future cash flows expected from the use of the assets. When the estimated future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets’ fair value and their carrying value. The Company performs its annual impairment test in December of each year. No impairment losses have been recorded related to intangible assets in the period presented.

Information regarding the carrying value and accumulated amortization of intangible assets as of December 31, 2012, is as follows (in thousands):

	Carrying Value	Accumulated Amortization	Net

Broker relationships	$8,100	$(1,518)	$6,582
Trade name and trademarks	3,200		3,200
Developed technology	100	(75)	25

Total intangible assets	$11,400	$(1,593)	$9,807

Amortization expenses for the year ended December 31, 2012, was $708,333. Estimated future amortization expense associated with the above intangible assets for the next five years is $700,000 for the year ending December 31, 2013, and $675,000 for the years ending December 31, 2014, 2015, 2016, and 2017.

Transfers of Financial Assets — In connection with establishing its secured warehouse facility, Leasing formed bankruptcy-remote special-purpose entities through which the financing is arranged. Under FASB ASC 860, Transfers and Servicing, Leasing’s transfers of assets to those entities do not qualify for sales accounting treatment due to certain call provisions that the Company maintains. Accordingly, assets and related debt of the special-purpose entities are included in the Company’s consolidated balance sheet. The Company’s leases and restricted cash and cash equivalents are assigned as collateral for these borrowings, and there is no further recourse to the general credit of the Company. Collateral in excess of these borrowings represents the Company’s maximum loss exposure.

Comprehensive Income — Comprehensive income equals net income for the period presented as the Company had no items included in other comprehensive income for the year presented.

Subsequent Events — The Company evaluates events that occur after the date of the consolidated financial statements, but before the consolidated financial statements are issued or are available to be issued. The evaluation for such subsequent events occurred through April 12, 2013, the date the consolidated financial statements were issued.

3.	NET INVESTMENT IN DIRECT FINANCING LEASES AND LOANS

Net investment in direct financing leases and loans as of December 31, 2012, consist of the following (in thousands):

Minimum lease and loan payments receivable	$340,303
Nonaccretable difference	(1,742)

Cash flows expected to be collected	338,561

Estimated unguaranteed residual value	3,374
Initial direct costs — net of accumulated amortization	13,661
Unearned income	(90,400)
Accretable yield	(2,661)

Net investment in direct financing leases and loans	262,535

Allowance for credit losses	(12,455)

Net investment in direct financing leases and loans — net	$250,080

During the year ended December 31, 2012, due to an increase in the expected cash flows of the acquired lease portfolio, $3,687,543 of the nonaccretable difference was reclassified as accretable yield.

There were sales of leases and loans in 2012 with a net investment in direct financing leases and loans in the amount of $7,350,369 and lease security deposits of $0, which resulted in a gain of $992,739 included in other income in the consolidated statement of comprehensive income.

Scheduled minimum lease and loan payments receivable as of December 31, 2012, are as follows (in thousands):

Years Ending December 31
2013	$145,458
2014	102,471
2015	58,617
2016	26,871
2017	6,799
Thereafter	87

Total	$340,303

Income is not recognized on leases or loans when a default on a monthly payment exists for a period greater than 90 days. Income recognition is resumed when the contract is current. The net investments in direct financing leases and loans that have been originated since the Inception Date that were delinquent more than 90 days was $2,224,824 as of December 31, 2012. The net investments in direct financing leases and loans, gross of any discount applied at the acquisition of Leasing, that were acquired at the Inception Date that were delinquent more than 90 days was $957,714 as of December 31, 2012. Due to the nonaccretable difference discussed in Note 2 and presented above, no allowance is provided for on the leases and loans acquired at the time of the acquisition of Leasing.

Activity in the allowance for credit losses for the year ended December 31, 2012, is summarized as follows (in thousands):

Balance — beginning of year	$8,645

Charge-offs	(3,715)
Recoveries	477

Net charge-offs	(3,238)

Lease sale	(243)

Provision for credit losses	7,291

Balance — end of year	$12,455

Net charge-offs to average total finance receivable (1)	1.31%
Allowance for credit losses to total finance receivables — end of period (1)	5.00%
Average total finance receivables (1)	$246,659
Total finance receivables — end of period (1)	248,874
Delinquencies greater than 60 days past due on leases and loans originated post acquisition	1,074
Delinquencies greater than 60 days past due on leases and loans originated post acquisition (2)	0.32%
Delinquencies greater than 60 days past due on acquired leases and loans	607
Delinquencies greater than 60 days past due on acquired leases and loans (2)	0.18%
Nonaccrual leases and loans originated post acquisition — end of period	2,225
Nonaccrual leases and loans acquired — end of period	$958

(1)
Total finance receivables include net investment in direct financing leases and loans. For the purposes of asset quality and allowance calculations, the effects of the allowance for credit losses and initial direct costs are excluded.

(2)	Calculated as a percentage of total minimum lease and loan payments receivable.

Net investments in direct financing leases and loans are generally charged off when they are contractually past due for 181 days. At December 31, 2012, there were no contracts past due more than 90 days and still accruing income.

Net charge-offs for the year ended December 31, 2012, was $3,237,990, or 1.31% of average total finance receivables. The Company’s key credit quality indicator is delinquency status.

4.	COMMITMENTS

In August 1999, Leasing entered into a 10-year lease commitment for office space. The lease contained two five-year renewal options. In August 2008, Leasing amended the lease and exercised its first five-year renewal option. In August 2012, Leasing exercised its second renewal option and amended the lease, extending the term for an additional seven years.

Rent expenses for the year ended December 31, 2012, was $559,743.

Rental commitments as of December 31, 2012, are as follows (in thousands):

Years Ending December 31	Rental Commitments

2013	$361
2014	408
2015	422
2016	436
2017	450
Thereafter	741

Total	$2,818

5.	REVOLVING AND TERM DEBT

Revolving and term debt as of December 31, 2012, are as follows (in thousands):

Short-term revolving debt	$129,700
Term debt	81,273

Total revolving and term debt	$210,973

Syndicated Warehouse Credit Facility — On May 11, 2012, Leasing amended and restated its syndicated credit agreement. The available credit under this agreement totaled $225 million at December 31, 2012. The facility matures on May 11, 2016, and may be extended at the lender’s option. The facility provides for borrowings on a short-term revolving basis. The outstanding balance under this credit facility, which is included in the table above, was $129.7 million, at December 31, 2012. The outstanding balance borrowed under short-term revolving debt will become due when the credit facility expires, unless the line is renewed.

The Company, at its option, may borrow on a revolving basis at fixed interest rates based on the Eurodollar rate for up to 90 days or at variable rates based on the higher of the federal funds rate, plus an applicable margin and the prime interest rate. The weighted-average interest rate on short-term revolving borrowings was 2.51% at December 31, 2012.

The syndicated warehouse credit facility contains covenants that, among other things, limit new indebtedness and include minimum net worth, debt to equity, capital expenditure, and portfolio performance requirements. The Company was in compliance with these covenants as of December 31, 2012.

All of Leasing’s assets are pledged as collateral to the credit facility.

Secured Warehouse Facility — Funding III entered into a second amended and restated warehouse and security agreement on January 15, 2010, which provided $100 million of credit. The agreement, which was a modification of a previous agreement, extends through October 31, 2013, and may be renewed at the lenders’ option. If the agreement is not renewed, repayment will continue to be made monthly over the term of lease contracts pledged. The facility requires repayment on an amortizing basis. In addition to interest, the lenders and other parties to the transaction charge the Company certain fees for maintaining and renewing the line. These fees are charged to interest expense in the period incurred or over the renewal period. The outstanding balance under this facility was $81.3 million, at December 31, 2012. The interest rate floats monthly and is based on the London InterBank Offered Rate (LIBOR), plus the lender’s required spread. The interest rate on the secured warehouse facility was 3.01% at December 31, 2012. At December 31, 2012, Funding III had total assets of $95.7 million and total liabilities of $81.6 million, which are included in the consolidated financial statements of the Company.

Borrowings on the secured warehouse facility are collateralized by direct financing leases and loans, which Funding III purchases from Leasing. Leasing retains servicing of the leases and loans sold to those entities generally at the appointment of the credit provider. The credit agreements contain various financial covenants, which, among other things, include minimum tangible net worth, interest coverage ratios, maximum debt to tangible net worth, and other income and debt level requirements. Failure to comply with these covenants or for Leasing not to be reappointed as servicer would constitute an event of default, which in turn would cause cross-defaults on the Company’s other borrowing facilities. The Company was in compliance with these covenants as of December 31, 2012.

The Company capitalizes costs associated with issuance and amendments of the credit facilities to other assets and these costs are amortized over the life of the credit facilities. The Company recognized $1,138,178 in interest expense relating to the amortization of these costs for the year ended December 31, 2012.

In accordance with FASB ASC 860, Transfers and Servicing, Funding III is consolidated with the Company; however, the assets of Funding III are not available to satisfy obligations of Leasing, Holdings, or the Company, nor are the liabilities of Funding III obligations of Leasing, Holdings, or the Company.

Principal maturities of revolving and term debt as of December 31, 2012, were as follows (in thousands):

Years Ending December 31

2013	$166,513
2014	24,447
2015	13,131
2016	5,744
2017	1,125
Thereafter	13

Total	$210,973

6.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company enters into interest rate cap and collar agreements to reduce its exposure to market interest rate risk resulting from increases in interest rates on borrowings. The Company recognized expense of $497,642 for the year ended December 31, 2012, for the change in fair value during those periods.

The weighted-average strike price of all interest rate cap agreements at December 31, 2012, was 3.68%, with a notional amount of $186.9 million, with maturities through February 16, 2016. The interest rate collar contains an interest rate ceiling of 6.50% and an interest rate floor of 2.00% and matures on June 15, 2013. The collar has a notional amount of $339,235 at December 31, 2012.

The fair value of derivative instruments as of December 31, 2012, and their location in the consolidated balance sheet as of December 31, 2012, are as follows (in thousands):

	Consolidated Balance Sheet Location	Fair Value
Derivative assets — interest rate caps	Other assets	$96
Derivative liabilities — interest rate collars	Accounts payable and accrued expenses	1

The following table presents the effects of derivative instruments by type in the consolidated statement of comprehensive income for the year ended December 31, 2012 (in thousands). All gains and losses related to derivative instruments are recorded in financing-related costs.

Loss (Gain) Recognized

Derivative instrument:
Interest rate caps	$511
Interest rate collar	(13)

Total	$498

Interest rate cap and collar agreements contain credit risk to the extent the counterparties may be unable to meet the terms of the agreements. The Company attempts to minimize such risk by limiting its counterparties to major financial institutions. The Company does not expect to realize any material losses as a result of defaults by these counterparties.

7.	INCOME TAXES

The components of the income tax provision for the year ended December 31, 2012, are as follows (in thousands):

Current:
Federal	$10,480
State and local	748

Total current	11,228

Deferred:
Federal	887
State and local	77

Total deferred	964

Total	$12,192

A reconciliation of the effective income tax rate with the statutory tax rate for the year ended December 31, 2012, is as follows (in thousands):

	Amount	Percent

Income tax provision at statutory rate	$11,339	35%
State income tax — net of federal tax provision	810	2.5
Other	43	0.1

Total	$12,192	37.6%

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts as measured by tax laws and regulations. The nature and components of the Company’s deferred tax assets and liabilities as of December 31, 2012, are as follows (in thousands):

Deferred tax assets:
Lease differences	$2,026
Capitalized start-up costs	93
Deferred compensation	92

Total deferred tax assets	2,211

Deferred tax liabilities:
Intangible assets	3,677
Bargain purchase items	23

Total deferred tax liabilities	3,700

Net deferred tax liabilities	$(1,489)

The Company is subject to tax in numerous jurisdictions. As a result of its business activities, the Company files a significant number of tax returns (both income and non-income based) that are subject to audit by various tax authorities. Tax audits are often complex and may require several years to resolve. The Company records estimated tax liabilities to the extent the contingencies are probable and can be reasonably estimated.

These liabilities for non-income based tax contingencies totaled $286,073 as of December 31, 2012.

Estimated tax liabilities are based on management’s judgment and best estimate as to the ultimate outcome of tax audits. However, the Company’s future results may include favorable or unfavorable adjustments to the Company’s estimated tax liabilities in the period the assessments are made or resolved or when statutes of limitation on potential assessments expire. As a result, the Company’s effective tax rate may fluctuate in the future.

8.	EMPLOYEE BENEFIT AND EQUITY-BASED COMPENSATION PLANS

Employee 401(k) Savings Plan — The Company sponsors a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. The plan covers all employees meeting age and length of service requirements. Under the provisions of the plan, employees may contribute up to the maximum allowable per Internal Revenue Service guidelines, and the Company will make a matching contribution of 100% of the first 3% and 50% of the next 2% of the employee’s contribution up to a maximum of 5% of the employee’s eligible compensation. The plan also permits the Company to make a discretionary profit-sharing match. The Company’s matching contribution expense was $173,508 for the year ended December 31, 2012. There have been no discretionary contributions related to this plan for the year ended December 31, 2012.

Incentive Compensation Plans — The Company has an equity-based incentive compensation plan for key executives, the Senior Management Agreement (the “Agreement”). Under the Agreement, participants were granted a total of 497,613 units (the “Management Incentive Units”) at no cost to the participants. 20% of the Management Incentive Units vested on the Acquisition Date with the remaining 80% vesting ratably, in 5% increments, over 16 consecutive three-month periods ending October 13, 2014.

The Company has an equity-based incentive compensation plan (the “Grant Agreement”) with RCP Holdco, LLC (RCPH), an affiliate of Rotunda Capital Partners, LLC (“Rotunda”), a related party to the Company. Under the Grant Agreement, RCPH was granted a total of 199,044 incentive units (the “Investor Incentive Units”) at no cost to RCPH in connection with management services to the Company. The Investor Incentive Units vest ratably over 24 months, commencing with the first monthly anniversary of the Acquisition Date. A portion, 99,522, of the Investor Incentive Units is immediately effective upon vesting. A portion, 49,761, of the Investor Incentive Units become effective after the preferred unit holders receive a return equal to or in excess of three times their contributed capital, and 49,761 become effective after the preferred unit holders receive a return equal to or in excess of four times their contributed capital. See Note 11 for additional disclosures regarding related parties.

The Company has an equity-based incentive compensation plan (the “Securities Agreement”) with Mr. Mark A. Kelly (the “Consultant”), a consultant of the Company. Under the Securities Agreement, the Consultant was granted a total of 50,264 incentive units (the “Consultant Incentive Units”) at no cost to the Consultant in connection with consultant services to the Company. 35% of the Consultant Incentive Units vested on August 5, 2011, with the remaining 65% vesting ratably, in 5% increments, over 13 consecutive three-month periods ending October 13, 2014.

The Company recorded compensation expense associated with the Management Incentive Units, Investor Incentive Units, and Consultant Incentive Units (collectively, the “Incentive Units”) of $772,518 for the year ended December 31, 2012. The expense relating to the Management Incentive Units was $276,102 for the year ended December 31, 2012, and is included in salaries and benefits expense in the consolidated statement of comprehensive income. The expense relating to the Investor Incentive Units and Consultant Incentive Units was $496,416 for the year ended December 31, 2012, and is included in general and administrative expense in the consolidated statement of comprehensive income. Incentive Units are expensed over the vesting period. The fair value for the Management Incentive Units was determined by reducing the estimated fair value of the Company by the amount that preferred units would receive in liquidation as of the Acquisition Date. This result was divided by the number of common shares outstanding as of the Acquisition Date. The fair value of the Investor Incentive Units and Consultant Incentive Units was determined by reducing the estimated fair value of the Company by the amount that preferred units would receive upon liquidation (including the accreted preferred yield) as of the reporting date. This result was divided by the number of common and vested Incentive Units as of the reporting date. The estimated future expense related to the Management Incentive Units is $492,933 and is expected to be recognized over the remaining weighted-average life of two years. The Investor Incentive Units are fully vested and no future expense is expected to be recognized. The estimated future expense related to the Consultant Incentive Units is $171,194 and is expected to be recognized over the remaining average life of two years.

Unvested Incentive Units are forfeited upon severance from service and fully vest upon the change of control of the Company, Holdings, or Leasing. Vested and unvested units remain outstanding until the participant’s severance from, repurchase by, or change in control of the Company (the “Termination Event”). The agreements provide participants the opportunity to receive compensation for their service based on the fair value of the Company’s common units upon a Termination Event, as determined using quoted prices from national stock exchange listings (if applicable) or as determined in good faith by the board of managers. Each unit’s value is equal to the estimated fair value of one share of the Company’s common units.

A summary of the activity of the incentive compensation plans for the year ended December 31, 2012, is as follows:

	Total Units	Weighted Average Cost

Unvested outstanding — January 1, 2012	411,661	2.61

Granted
Vested	192,511	3.99

Unvested outstanding — December 31, 2012	219,150	3.39

9.	MEMBERS’ CAPITAL

In conjunction with the Purchase Agreement, the Company issued 43,790 preferred units and 4,379,000 common units. Certain key executives were included in the issuance of the said units at the same cost as all other members. These key executives will be paid in full for these purchased units upon a Termination Event.

A summary of the outstanding units as of December 31, 2012, is as follows:

Preferred units	43,790
Common units	4,379,000
Incentive units	527,771

Total outstanding units	4,950,561

Each preferred unit has a par value of $573 at December 31, 2012. The preferred unit holders are entitled to a yield at the rate of 8% per annum compounded quarterly, and have priority rights to any distribution made by the Company to the unit holders until such time that all unpaid yield and par value have been satisfied. The preferred units are not convertible.

Proceeds received by the Company either through subsidiary dividends or through the sale or liquidation of the Company, Holdings, or Leasing will be distributed in the following order of preference: first to the holders of the preferred units, the preferred unpaid yield; second to the holders of the preferred units, the preferred par value; and third to the vested common and incentive unit holders.

The Company paid dividends of $24,200,000 for the year ended on December 31, 2012. The 2012 distributions resulted in the payment of $2,827,929 of unpaid yield and $16,029,053 of par value relating to the outstanding preferred units and $5,343,018 of additional distributions.

Generally, only the majority unit holders have voting rights.

10.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements — FASB ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value and requires certain disclosures about fair value measurements. Its provisions do not apply to fair value measurements for purposes of lease classification, which is addressed in FASB ASC 840, Leases.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit date). A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.

A three-level fair value hierarchy is required for disclosure that prioritizes the inputs used to measure fair value into three broad levels, considering the relative reliability of the inputs. The fair value hierarchy assigns the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level III). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of an input to the valuation that is significant to the fair value measurement. The three levels of inputs within the fair value hierarchy are defined as follows:

Level I — Quoted prices in active markets for identical assets or liabilities. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level II — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuations in which all significant inputs are observable in the market.

Level III — Valuation is modeled using significant inputs that are unobservable in the market. These unobservable inputs reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability.

The Company’s policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

Estimation of Fair Value — Fair value is based on quoted prices in an active market when available. In certain cases where a quoted price for an asset or liability is not available, the Company uses internal valuation models to estimate its fair value. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the instrument.

The Company enters into interest rate cap and collar agreements to reduce its exposure to market interest rate risk resulting from increases in interest rates on borrowings and to fulfill certain covenants in the Company’s borrowing arrangements. All interest rate derivatives are recorded in the consolidated balance sheet at their fair value as either assets or liabilities. Because the Company’s derivatives are not listed on an exchange, the Company values these instruments using a valuation model with pricing inputs that are observable in the market or that can be derived principally from or corroborated by observable market data. The valuation model uses discounted cash flows with the significant inputs including notional amounts outstanding and the anticipated future yield. The Company’s methodology also incorporates the impact of both the Company’s and the counterparty’s credit standing.

The valuation of the Company’s financial instruments measured at fair value by the above fair value hierarchy levels as of December 31, 2012, is as follows (in thousands):

	Level I	Level II	Level III	Total

Assets — interest rate caps	$—	$96	$—	$96
Liabilities — interest rate collars		1		1

Disclosures About the Fair Value of Financial Instruments — FASB ASC 825, Financial Instruments, requires the disclosure of the estimated fair value of financial instruments not measured at fair value on a recurring basis. This requirement excludes certain instruments, such as the net investment in leases and all nonfinancial instruments. The carrying amount and estimated fair value of the Company’s financial instruments as of December 31, 2012, are summarized as follows (in thousands):

	Carrying Amount	Fair Value

Assets — cash, restricted cash, and cash equivalents	$9,761	$9,761
Liabilities:
Accounts payable and accrued expenses	6,957	6,957
Short-term revolving debt	129,700	129,700
Term debt	81,273	81,273

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, Restricted Cash, and Cash Equivalents — Due to the short-term maturity of these instruments, the carrying amount approximates the fair value.

Interest Rate Caps and Collars — Interest rate caps and collars are measured at fair value on a recurring basis in accordance with the requirements of FASB ASC 820 using the inputs and methods described previously.

Accounts Payable and Accrued Expenses — The financial instruments in this classification are generally outstanding for less than 90 days. As such, the carrying amount of these items approximates their fair value.

Short-Term Revolving Debt — The carrying value of revolving debt approximates the fair value as the interest rates are based on floating market rates.

Term Debt — The carrying value of term debt approximates the fair value as the interest rates are based on floating market rates, which are set monthly.

11.	RELATED-PARTY TRANSACTIONS

Two members of the Company’s board of directors are principals at Flexpoint Ford, LLC (“Flexpoint”). Flexpoint, through its affiliates, owns 73.4% of the Company’s outstanding common, preferred, and vested incentive units at December 31, 2012. Leasing has entered into a management services agreement with Edwards Capital, LLC (“Edwards Capital”), an affiliate of Flexpoint, that requires Leasing to pay Edwards Capital an annual management fee of $1,000,000 plus reasonable reimbursable expenses. This amount may differ from the amount that would be charged by an unrelated party. This agreement indemnifies Edwards Capital and its affiliates, equity holders, managers, directors, officers, employees, representatives, agents, and counsel among others against all losses, including litigation-related expenses that may arise out of Edwards Capital’s provision of services to Leasing, subject to various exceptions. Leasing recognized management fee expense of $1,000,000 for the year ended December 31, 2012.

One member of the Company’s board of directors is a managing partner at Rotunda. Rotunda, through its affiliates, owns 5.0% of the Company’s outstanding common, preferred, and vested incentive units at December 31, 2012. Leasing has entered into a management services agreement with Rotunda. It provides for an annual management fee, plus reasonable reimbursable expenses in return for Rotunda’s services. The annual management fee was calculated as the lesser of 1.5% of Leasing’s net income, as adjusted for certain net of tax expenses, or $50,000 per three-month period from September 24, 2010 through October 13, 2012. The fee was contingent upon Leasing reaching certain minimum adjusted net income thresholds for each defined calculation period. The agreement was amended in 2012 and requires the Company to pay an ongoing annual management fee of $75,000 commencing October 1, 2012. This amount may differ from the amount that would be charged by an unrelated party. This agreement indemnifies Rotunda and its affiliates, equity holders, managers, directors, officers, employees, representatives, agents, and counsel among others against all losses, including litigation-related expenses, that may arise out of Rotunda’s provision of services to the Company, subject to various exceptions. The Company recognized management fee expense of $168,750 and equity-based compensation expense of $387,316 for the year ended December 31, 2012, with a payable to Rotunda of $0 at December 31, 2012. See Note 8 for discussion regarding the equity-based compensation plan with Rotunda.

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